Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of August 2007.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of August 2007.

Operational statistics for the month of August 2007 and the comparative figures for the previous month are as follows:

		August 2007	July 2007

1.	CELLULAR BUSINESS:

	Aggregated Number of GSM Cellular Service Subscribers	114.756 million	113.679 million
	- Post-paid Subscribers	59.556 million	58.832 million
	- Pre-paid Subscribers	55.200 million	54.847 million

	Aggregated Net Additions in 2007 of GSM Cellular Service Subscribers	8.883 million	7.806 million
	- Post-paid Subscribers	5.289 million	4.565 million
	- Pre-paid Subscribers	3.594 million	3.241 million

	Aggregated Number of CDMA Cellular Service Subscribers	39.756 million	39.408 million
	- Post-paid Subscribers	36.503 million	36.192 million
	- Pre-paid Subscribers	3.253 million	3.216 million

	Aggregated Net Additions in 2007 of CDMA Cellular Service Subscribers	3.263 million	2.915 million
	- Post-paid Subscribers	3.049 million	2.738 million
	- Pre-paid Subscribers	0.214 million	0.177 million

		August 2007	July 2007

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:

	Aggregated Usage Volume in 2007 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	7.5470 billion	6.6221 billion
	- Domestic Long Distance	7.4277 billion	6.5174 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1193 billion	0.1047 billion

	Aggregated Usage Volume in 2007 of Outgoing Calls of IP Telephone (minutes)	8.1009 billion	7.1523 billion
	- Domestic Long Distance	8.0317 billion	7.0912 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.0692 billion	0.0611 billion

Notes:

1.                     All the Aggregated Numbers recorded for the months of July 2007 and August 2007 are aggregated data reported at 24:00 on 31 July 2007 and 31 August 2007 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2007 and all Aggregated Usage Volumes in 2007 for the month of August 2007 is the period commencing from 0:00 on 1 January 2007 to 24:00 on 31 August 2007 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of July 2007 and August 2007 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 19 September 2007